Exhibit 10.10

RELATIVE PERFORMANCE VALUE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

(Effective January 1, 2006)

RELATIVE PERFORMANCE VALUE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

(Effective January 1, 2006)

i

RELATIVE PERFORMANCE VALUE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

Effective January 1, 2006

PURPOSE

The purpose of this Relative Performance Value Plan of Chevron Phillips Chemical Company LLC (the “Plan”) is to attract, motivate, and retain qualified management personnel by providing to them a long-term incentive compensation plan that will provide competitive compensation opportunities similar to those of comparable companies in the chemical industry, align the interests of key management with the interests of the Company’s owners, and encourage the creation of additional owner value.

The Plan is intended to be a “bonus program” within the meaning of Labor Reg. § 2510.3-2(c) and, therefore, is not intended to be subject to the requirements of ERISA.  It is also intended that the Plan comply with the requirements of Section 409A of the Internal Revenue Code, as added by The American Jobs Creation Act of 2004 (“Section 409A”).

The Plan shall be effective as of January 1, 2006.

1.                                      Interpretation and Definitions

(a)                                  General.

(1)                                  Interpretation.  Unless a clear contrary intention appears, for purposes of construction of this Plan and all related Plan Documents:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Plan Documents, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii)                               reference to any gender includes the other gender;

(iv)                              reference to any Plan Document or any other agreement, document or instrument means the applicable Plan Document or such other agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              reference in any Plan Document to any article, section, appendix, schedule or exhibit means such article or section thereof or appendix, schedule or exhibit thereto;

(vii)                           “hereunder”, “hereof”, and words of similar import shall be deemed references to a Plan Document as a whole and not to any particular article, section or other provision thereof;

(viii)                        “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)                                “or” is not exclusive;

(x)                                   relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(xi)                                references to days, weeks, months, quarters and years are references to such periods as determined by the Gregorian calendar.

(2)                                  Accounting Terms.  In each Plan Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with generally accepted accounting principles.

(3)                                  Conflict in Plan Documents.  If there is any conflict between any two or more Plan Documents, such Plan Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Plan Document dealing most specifically with the matter as to which there is a conflict shall prevail and control.  If it cannot be determined which Plan Document deals most specifically with a matter as to which there is a conflict then the Plan shall prevail and control.

(b)                                 Definitions

(1)                                  “Board” means the Board of Directors of the Company.

(2)                                  “Capital Charge” means the economic cost of the Total Assets used in the operations of the Company, as determined by the Committee from time to time.

(3)                                  “Chem Systems Leader” means reports provided by Nexant Company or other relevant third party data that review chemical industry performance in various areas such as cash cost margins and cash cost return on investment. The chemical industry may use this data to illustrate their performance compared to the performance of the rest of the chemical industry, and to identify top performance in the industry.

(4)                                  “Chevron” means Chevron Corporation, or such entity as may be controlled by Chevron Corporation, that directly or indirectly holds a membership interest in the Company.

(5)                                  “Committee” means the Compensation Committee of the Board.

(6)                                  “Company” means Chevron Phillips Chemical Company LLC and any successor entity.

(7)                                  “ConocoPhillips” means ConocoPhillips, or such entity as may be controlled by ConocoPhillips, that directly or indirectly holds a membership interest in the Company.

(8)                                  “Date of Grant” means the effective date on which a Relative Performance Value Award is granted to a Participant.

(9)                                  “Date of Termination” means the date on which a Participant ceases to be an Employee.

(10)                            “Deferred Compensation Plan” means the Chevron Phillips Chemical Company LP Executive Deferred Compensation Plan.

(11)                            “Disability” means the Participant is eligible for, and is continuously receiving disability insurance benefits under the Social Security Act or the Participating Employer’s long-term disability plan.

(12)                            “EBITDA” means earnings before interest, taxes, depreciation, and amortization as reported in the financial records of the Company, or the financial records of any other company, or segment thereof, against whom the performance of the Company is being compared.

(13)                            “Effective Date” means, for purposes of this Plan, January 1, 2006.

(14)                            “Eligible Employee” means any regular, full time Employee (including an Employee who is also a director or an officer) who is a pay grade 93 or above.  Notwithstanding anything contained in the Plan to the contrary, any person who, pursuant to a written contract with a Participating Employer that provides that he is an independent contractor and not an Employee, shall be excluded from the definition of Eligible Employee and shall not be eligible to participate in the Plan during the period such written contract is in effect regardless of such person’s reclassification as an Employee for such period by the Internal Revenue Service for tax withholding purposes.  If, during any period, a Participating Employer has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be an Eligible Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.

(15)                            “Employee” means any employee of a Participating Employer.

(16)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(17)                            “EVA” or “Economic Value Added” means EBITDA minus any Capital Charge.

(18)                            “Geographic Differences” means the impact of the location of various assets owned by a Peer Company that cause differences in financial performance, such as assets owned in the United States vs. assets owned in Europe, the Middle East, or other areas.

(19)                            “Grant” means the award of a Relative Performance Value Award, subject to such terms and conditions as may be set forth in a Grant Agreement accompanying such award.

(20)                            “Grant Agreement” or “Agreement” means the agreement accompanying such Grant that sets forth the Relative Performance Value Award target amount, the Share Ratio underlying said target amount, the initial Market Value Per Share, Performance Cycle, vesting, and other terms and conditions pertaining to that Grant as established by the Committee.  All such Grant Agreements may be entered into by the Company as agent for the Participating Employers, and all Relative Performance Value Awards shall be and remain the liability of the Participating Employer employing the Participant at the time of such Grants.

(21)                            “Market Value Per Share” means the closing price of each Parent Company’s common stock on the applicable Valuation Date, as adjusted by the Committee in its sole discretion, considering factors deemed relevant by the Committee, which may include, but are not limited to, the dividend policies of the Parent Companies.

(22)                            “Parent Company” means Chevron, ConocoPhillips, and their respective successors.

(23)                            “Participant” means an Eligible Employee to whom a Relative Performance Value Award may be granted pursuant to the Plan.

(24)                            “Participating Employer” means the Company and any direct or indirect subsidiary entity of the Company which, with the Company’s consent, has adopted the Plan.

(25)                            “Peer Companies” means those chemical companies, or chemical segments thereof, identified in Exhibit A which may be amended from time to time by the Committee in its discretion.

(26)                            “Performance Cycle” means the continuous period as established in the respective Grant Agreement during which a Relative Performance Value Award is earned by a Participant.

(27)                            “Plan” means the Relative Performance Value Plan of Chevron Phillips Chemical Company LLC.

(28)                            “Plan Document” means this Plan, any Grant Agreement executed in respect of any award, and any other document defining the rights and liabilities of any Participant.

(29)                            “Relative Performance” means any measure established by the Committee in its sole and absolute discretion that compares the Company’s performance to a group of Peer Companies. Relative Performance measures considered may include, but are not limited to, EBITDA divided by Total Assets; comparison to Chem Systems Leader or other relevant third party data; and/or EVA.  The evaluation by the Committee may consider adjustments to normalize portfolio and Geographic Differences and to account for special events.

(30)                            “Relative Performance Value Award”, “RPVA” or “Award” means, unless modified by the Committee pursuant to the authority granted to it herein, an award under the Plan that rewards Participants for changes in the Company’s Relative Performance compared to a group of Peer Companies.

(31)                            “Retirement” means an Eligible Employee’s Termination of Service in connection with the attainment of any applicable early retirement age or normal retirement age as defined in (i) the Chevron Phillips Chemical Company LP Retirement Plan, (ii) any retirement plan of any Participating Employer, or (iii) the retirement plan of any Parent Company or any of its respective subsidiaries other than Chevron Phillips Chemical Company LLC. A Participant whose Termination of Service occurs while eligible to retire under any of such plans, but who does not elect to immediately commence the receipt of benefits thereunder, shall nevertheless be deemed to have retired under such plan for purposes of this Plan.

(32)                            “Share Ratio” means the number of hypothetical shares of each ConocoPhillips and Chevron common shares underlying each Relative Performance Value Award target amount as determined by the Committee.  Such Share Ratio is generally established to provide that one-half of the opportunity inherent in the Grant is based on the value of common stock of each Parent Company, considering factors deemed relevant by the Committee, which may include but are not limited to, dividend policies of each Parent Company.  Share Ratios are fixed over the Performance Cycle of any individual Grant, but may vary among Grants occurring on different dates.

Notwithstanding the foregoing, the Committee retains the authority to adjust the Share Ratio for active Performance Cycles in a manner it deems appropriate to account for capital restructurings or other similar transactions involving the common shares of the Parent Company.

(33)                            “Termination of Service” occurs when a Participant ceases to serve as an Employee for any reason.

(34)                            “Total Assets” means the sum of current and long-term assets owned by a company.

(35)                            “Valuation Date” means:

(i)                                     for purposes of determining the Market Value Per Share at the beginning of any Performance Cycle, the last New York Stock Exchange trading day in December for the year immediately preceding said Performance Cycle; and

(ii)                                  for purposes of determining the Market Value Per Share at the end of any Performance Cycle, the last New York Stock Exchange trading day in December for the last year of said Performance Cycle.

2.                                      Administration of the Plan

(a)                                  The Plan shall be administered by the Committee.

(b)                                 Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with Section 409A.

(c)                                  The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and for the proper administration of the Plan.

(d)                                 The Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final.  No member of the Committee or the Board shall be liable for any action taken, or determination made, in respect of the Plan in good faith.

(e)                                  The members of the Committee may retain counsel, employ agents, and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they in their sole discretion, shall decide.  Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist so retained (including financial officers of the Company, whether or not such persons are Participants in the Plan).

(f)                                    This Plan may be adopted by such subsidiary entities of the Company as the Board or Committee may approve, whereupon such entities shall become Participating Employers.

(g)                                 The Committee shall periodically evaluate the effectiveness of the Plan in meeting the purposes for which the Plan was adopted. Subject to the limitations and requirements of Section 7 and Section 409A, the Committee, based on such an evaluation, may in its sole and absolute discretion, add a new optional form of Grant, eliminate an optional form of Grant, modify the terms of an existing form of Grant, or offer one form of Grant in exchange for an existing Grant made to a Participant for a Performance Cycle.  Any exchange of an existing Grant for a new Grant under the Plan shall be for good and valuable consideration and subject to consent of the Participant and the provisions of Section 7 and Section 409A.

3.                                      Eligibility and Participation

(a)                                  The Committee, upon its own action, may grant, but shall not be required to grant, Relative Performance Value Awards to any Eligible Employee.  Grants may be made by the Committee at any time and from time to time to new Eligible Employees, or to then Eligible Employees, or to a greater or lesser number of Eligible Employees, and may include or exclude previous Participants, as the Committee shall determine.

(b)                                 If, during a Performance Cycle, a regular, full time Employee is promoted to a pay grade of 93 or above, the Employee becomes eligible to participate in the Plan.  If the Eligible Employee is otherwise selected by the Committee to participate in the Plan, the Eligible Employee will receive a Grant of a Relative Value Performance Award for the most recent, active Performance Cycle. Such Award will be prorated for the period which begins on the date of promotion and ends as of the end of the applicable Performance Cycle. If, during a Performance Cycle, an individual is hired in a pay grade of 93 or above, the Employee becomes eligible to participate in the Plan.  If the Eligible Employee is otherwise selected by the Committee to participate in the Plan, the Eligible Employee will receive a Grant of a Relative Value Performance Award for the most recent, active Performance Cycle. Such Award will be pro-rated for the period which begins on the date of hire and ends as of the end of the applicable Performance Cycle.  Notwithstanding the foregoing, when an individual is hired in a pay grade of 93 or above, the CEO will have the authority to give prorated Awards for all active Performance Cycles when required for competitive reasons.  In the event a Participant is demoted to a pay grade lower than 90, outstanding Relative Performance Value Awards will be prorated for all active Performance Cycles to which such outstanding Awards apply.  For this purpose, the proration period will begin as of the Date of Grant for each applicable Award and will end on the effective date of the Participant’s demotion. Outstanding Relative Performance Value Awards will not be subject to such proration in the event the Participant is demoted to a pay grade lower than 93; provided such demotion is not below 90.  At the end of the applicable Performance Cycle, the value of said prorated Relative Performance Value Awards, as determined in accordance with Section 4, shall be deferred to Participant’s Deferred Compensation Plan account in accordance with Section 5.

4.                                      Grants and Settlement of Awards

(a)                                  Each Grant shall be evidenced by a Grant Agreement executed by the Participant in such form and with such terms and conditions, as the Committee may from time to time determine. The rights of a Participant with respect to any Grant shall at all times be subject to the terms and conditions set forth in the Grant Agreement relating thereto and in the Plan Documents. Except as required by this Plan, different Grants need not contain terms or conditions similar to any Grant made prior thereto or contemporaneously therewith.  The Committee’s determinations under the Plan (including determinations of which Eligible Employees, if any, are to receive Grants, the form, amount and timing of such Grants, the terms and provisions of such Grants and the agreements evidencing same) need not be uniform and may be made by it selectively among Eligible Employees who receive, or are eligible to receive, Grants under the Plan.

(b)                                 Each Performance Cycle, subject to the other limitations set forth in the Plan, may extend for a period of up to three (3) years from the Date of Grant.  The length of each Performance Cycle shall be determined by the Committee; provided, however, if no term is established by the Committee the term of the Performance Cycle shall be three (3) years from the Date of Grant.

(c)                                  At the beginning of each Performance Cycle, the Committee shall establish the Participant’s Relative Performance Value Award target amount. The Committee shall also determine the (1) Share Ratio underlying such Relative Performance Value Award target amount based upon the Market Value Per Share established by the Committee at the beginning of said Performance Cycle; and (2) the Relative Performance measures for the Performance Cycle, at the beginning of said Performance Cycle. Moreover, the RPVA target amounts, applicable Share Ratio, and the Relative Performance measures shall be set forth in writing within ninety (90) days of the beginning of each Performance Cycle.

Notwithstanding anything in the Plan to the contrary, in no event shall any RPVA be awarded to any Participant for a Performance Cycle if the Award is not based on the Company’s favorable performance as compared with the group of Peer Companies.

(d)                                 At the end of each Performance Cycle, the Committee shall evaluate the Company’s Relative Performance in comparison to the group of Peer Companies to establish what percentage of the Share Ratio will be used as a basis for calculating the Participant’s Relative Performance Value Award.  The percentage may range from 0% to 200%.

(e)                                  At the end of each Performance Cycle, the Committee shall also establish a Market Value Per Share which shall be applied to the Share Ratio, as adjusted pursuant to Section 4(d), to determine the Participant’s Relative Performance Value Award. Any

Relative Performance Value Award may be further adjusted as a result of the application of the provisions in Section 4(f) or by the Committee in its sole and absolute discretion either in individual cases or in the aggregate.  An example of a Relative Performance Value Award determination is set forth, for illustration purposes only, in Exhibit B.

(f)                                    Notwithstanding anything contained in this Plan document to the contrary, in the event that any Participant engages in any activity which the Committee judges to be detrimental to any Participating Employer, or otherwise fails to perform his obligations as a regular, full time Employee, the Committee may cancel or reduce the Participant’s Relative Performance Value Award in whole or in part at any time prior to the date said RPVA is deferred to the Participant’s Deferred Compensation Plan account, as more particularly described in Section 5.

5.                                      Deferral of Awards

(a)                                  Upon final determination by the Committee of a Participant’s right to receive a Relative Performance Value Award, the amount of said RPVA shall be automatically deferred to the Participant’s Deferred Compensation Plan account attributable to Relative Performance Value Awards.  Deferrals shall occur on May 10 of the year following the end of the Performance Cycle; provided, however that if a deferral date occurs on a Saturday, Sunday or bank holiday, the deferral will be made the next following business day.

(b)                                 The rules and procedures governing the Deferred Compensation Plan shall govern and be binding upon the Participants. In addition, deferral and distribution elections shall be made in accordance with Section 409A and the terms of the Deferred Compensation Plan.  Specifically, irrevocable elections by Participants of the time and form of payment of the RPVA paid under the Deferred Compensation Plan shall be made no later than the date that is six (6) months before the end of the applicable Performance Cycle in accordance with the Proposed Treasury Regulation section 1.409A-2(a)(7) and subsequent guidance.

6.                                      Vesting and Forfeiture

(a)                                  Except as provided in the Plan Document, upon a Participant’s Termination of Service, the Participant’s outstanding Grants of Relative Value Performance Awards and all rights thereunder shall terminate on the Date of Termination; provided, however, that in the case of a Participant’s Termination of Service due to Retirement, transfer to a Parent Company, Disability or death, the Participant shall be entitled, with respect to each Grant still outstanding, to a prorated Relative Performance Value Award for the period beginning as of the Date of Grant for each respective Relative Performance Value Award and ending on the Date of Termination.  At the end of applicable Performance Cycle, the amount of said prorated Relative Performance Value Award shall be deferred to Participant’s Deferred Compensation Plan account as described in Section 5.

(b)                                 Except as provided in the Plan Document or the Deferred Compensation Plan, a Participant will be vested in his Deferred Compensation Plan account attributable to Relative Performance Value Award deferrals (and deemed earnings and losses thereon) only upon Participant’s Date of Termination resulting from Termination of Service due to Retirement, layoff, transfer to a Parent Company, Disability or death.  If a Participant terminates employment with the Participating Employer for any reason other than Retirement, layoff, transfer to a Parent Company, Disability or death, then the Participant shall forfeit the entire portion of the Participant’s Deferred Compensation Plan account attributable to Relative Performance Value Award deferrals (and deemed earnings and losses thereon).

Notwithstanding the foregoing, any Eligible Employee who is a Participant in the Plan as of January 1, 2006 will be vested in his Deferred Compensation Plan account attributable to Relative Performance Value Award deferrals (and deemed earnings and losses thereon) upon his Date of Termination without regard to the cause of the Termination of Service.

(c)                                  Notwithstanding the foregoing, in the event a Participant takes a leave of absence from the Participating Employer for personal reasons or as a result of entry into the Armed Forces of the United States, or terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A) in respect of the Participant’s (1) related outstanding Grants as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided in no event may participation be extended beyond the term of the Performance Cycle; or (2) vesting rights related to his Deferred Compensation Plan account attributable to the Relative Performance Value Award deferrals (and deemed earnings and losses thereon), including extending vesting rights to the Participant upon his Date of Termination with respect to said account.

7.                                      Amendment or Discontinuance

Subject to the limitations set forth in this Section 7, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part.  Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Grants theretofore awarded under the Plan, notwithstanding any contrary provisions contained in any Grant Agreement.  In the event of any such amendment to the Plan, the holder of any Grant outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Grant Agreement relating thereto.  Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Section 7 shall adversely affect any rights of Participants or obligations of the Participating Employer to Participants with respect to any award theretofore granted under the Plan without the consent of the affected Participant.

8.                                      Recapitalization, Merger, and Consolidation

The existence of this Plan and the awards granted hereunder shall not affect in any way the right or power of the Company or those entities holding membership interests in the Company to make or authorize any or all adjustments, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.                                      General Provisions

(a)                                  Relative Value Performance Awards shall be nontransferable and nonassignable, except that any such Grant may be transferred (1) to such beneficiary as the Participant may designate in the event of death, Disability or other incapacity, or (2) by testamentary instrument or by the laws of descent and distribution. The Committee shall prescribe the form and manner in which beneficiary designations shall be made, revoked or amended. Any valid beneficiary designation on file with the Company shall take priority over any conflicting provision of any testamentary or similar instrument.

(b)                                 The establishment of the Plan shall not confer any legal rights upon any Employee or other person to continued employment, nor shall it interfere with the right of any Participating Employer (which right is hereby reserved) to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant.

(c)                                  Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an award or any other rights except as may be evidenced by a Grant Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

(d)                                 The Company shall have the right to deduct from all amounts hereunder paid in cash, any federal, state, local, or other taxes required by law to be withheld with respect to such payments.

(e)                                  THE VALIDITY, CONSTRUCTION AND EFFECT OF THE PLAN, ANY PLAN DOCUMENTS, AND ANY ACTIONS TAKEN OR RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

(f)                                    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(g)                                 The Plan shall be unfunded. Neither the Company, any Participating Employer, the Committee, nor the Board shall be required to segregate any assets or secure any liability that may at any time be represented by Grants made pursuant to the Plan.

(h)                                 The Plan shall have a term of ten (10) years from its Effective Date.  After termination of the Plan, no future Grants may be made, but Grants made before that date will continue to be effective in accordance the terms and conditions of the respective Grant Agreement.

EXHIBIT A

PEER COMPANIES

The following companies, or the chemicals segments thereof, shall be the initial comparator companies for purposes of Performance Awards:

1.                                       The Dow Chemical Company

2.                                       Borealis (polyolefins & chemicals segment)

3.                                       NOVA Chemicals Corporation

4.                                       Lyondell (chemical segment)

5.                                       ExxonMobil Corporation (chemicals segment)

6.                                       BP, p.l.c. (chemicals segment)

7.                                       Royal Dutch/Shell Group (chemicals segment)

Chem Systems Data or other relevant third-party data may also be used to determine relative performance.

THIS EXHIBIT A MAY BE MODIFIED FROM TIME TO TIME BY THE COMMITTEE IN ITS SOLE AND ABSOLUTE DISCRETION.

EXHIBIT B

AWARD CALCULATION EXAMPLE

Assume that Participant’s RPVA target amount for a Performance Cycle is $100,000, and the Market Value Per Share for common stock of each Parent Company as determined by the Committee at the beginning of the Performance Cycle is $51.98 for Chevron stock and $53.51 for COP stock.

The Share Ratio for the RPVA target amount, as determined by the following formula, is 962 shares of Chevron stock and 934 shares of COP stock.

COP Share Ratio Allocation =	.5 x RVPA Target/COP MVPS
{In this example:	.5 x 100,000/$53.51}

CVX Share Ratio Allocation=	.5 x RVPA Target/CVX MVPS
{In this example:	.5 x 100,000/$51.98}

Where,

RVPA Target is the RPVA target amount for the Performance Cycle;

COP MVPS is the Market Value Per Share for COP stock at the beginning of the Performance Cycle; and

CVX MVPS is the Market Value Per Share for Chevron stock at the beginning of the Performance Cycle.

Assume that at the end of the Performance Cycle, based upon the Company’s Relative Performance during the Performance Cycle, the Committee awards the Participants 110% of the Share Ratios underlying their RPVA target amount, as determined above.  Further assume that at the end of the Performance Cycle, the Market Value Per Share for Chevron stock is $77.00 and the Market Value Per Share for COP stock is $67.00.  In this example, the Participant’s Relative Value Performance Award will equal $150,275, as calculated in accordance with the following formula:

RVPA = [(COP Share Ratio Allocation x RP%) x MVPS1)] + [(CVX Share Ratio Allocation x RP%) x CVX MVPS1)],

{In this example:  [(934 x 110%) x $67] + [(962 x 110%) x $77]}

Where

COP Share Ratio Allocation and CVX Share Ratio Allocation are defined above;

RP% is the percentage to be applied to the Participants’ Share Ratios based upon Committee’s determination of the Company’s Relative Performance;

COP MVPS1 is the Market Value Per Share for COP stock at the end of the Performance Cycle; and

CVX MVPS1 is the Market Value Per Share for Chevron stock at the end of the Performance Cycle.

AMENDMENT NUMBER ONE
TO THE
RELATIVE PERFORMANCE VALUE PLAN OF
CHEVRON PHILLIPS CHEMICAL COMPANY LLC

WHEREAS, effective January 1, 2006, Chevron Phillips Chemical Company LLC (the “Company”) established the Relative Performance Value Plan of Chevron Phillips Chemical Company LLC (the “Plan”);

WHEREAS, pursuant to Section 7 of the Plan, the Company reserves the right at any time and from time to time to amend the Plan in whole or in part;

NOW, THEREFORE, BE IT RESOLVED,

1.             Effective January 1, 2006, paragraphs (a) and (b) of Section 6 are amended in their entirety as follows:

(a)                                  If a Participant becomes Disabled or has a Termination of Service due to Retirement, transfer to a Parent Company, or death, the Participant shall be entitled, with respect to each Grant still outstanding, to a prorated Relative Performance Value Award for the period beginning as of the Date of Grant for each respective Relative Performance Value Award and ending when the Participant is placed on Disability or on the Participant’s Date of Termination, as applicable. If a Participant terminates employment for any reason other than Retirement, transfer to a Parent Company, or death, then the Participant’s outstanding Grants of Relative Performance Value Awards and all rights thereunder shall be forfeited.

(b)                                 A Participant shall be vested in his Deferred Compensation Plan account attributable to Relative Performance Value Award deferrals (and deemed earnings and losses thereon) only upon the Participant’s Disability or on the Participant’s Date of Termination resulting from Termination of Service due to Retirement, layoff, transfer to a Parent Company, or death.  If a Participant terminates employment for any reason other than Retirement, layoff, transfer to a Parent Company, or death, then the Participant shall forfeit the entire portion of the Participant’s Deferred Compensation Plan account  attributable to Relative Performance Value Award deferrals (and deemed earnings and losses thereon).

Notwithstanding the foregoing, any Participant who is a Participant in the Plan  as of January 1, 2006 will become vested in the entire portion of his Deferred Compensation account attributable to Relative Performance Value Award deferrals (and deemed earning and losses thereon) on the Participant’s Date of Termination, without regard to the cause of his Termination of Service.

2.             Effective January 1, 2006, paragraph (a) of Section 9 is amended in its entirety as follows:

(a)                             Except as otherwise expressly provided in the Deferred Compensation Plan, Relative Value Performance Awards

shall be nontransferable and nonassignable.

IN WITNESS WHEREOF, Chevron Phillips Chemical Company LLC has caused this Amendment Number One to be executed this 24 day of February, 2006.

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

By:	/s/ James L. Gallogly

Its:	President and Chief Executive Officer